Exhibit 99.1

1400 Union Meeting Road Blue Bell, PA 19422 Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Joe Hassett of Gregory FCA, for C&D: 610-228-2110

C&D Technologies Receives Notice Regarding NYSE Listing

BLUE BELL, Pa., May 3, 2010 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, today announced it has been notified by the New York Stock Exchange (the “NYSE”) that it is no longer in compliance with the NYSE’s continued listing standards. C&D Technologies (the “Company”) is considered below criteria established by the NYSE because the Company’s average market capitalization has been less than $50 million over a consecutive 30 trading day period and our last reported shareholders’ equity was less than $50 million.

In accordance with NYSE procedures, the Company has 45 days from receipt of the notice to submit a plan to the NYSE demonstrating how it intends to comply with the NYSE’s continued listing standards within 18 months. C&D Technologies intends to submit such a plan within the required time frame. During this time, C&D Technologies’ common stock will continue to be listed and traded on the NYSE, subject to our compliance with other NYSE continued listing requirements.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the Company’s Securities and Exchange Commission filings (including without limitation the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made herein, including but not limited to the Company’s ability to submit a plan acceptable to the NYSE, the Company’s ability to comply with such plan and future compliance with the NYSE’s continued listing standards.